Exhibit 99.6

             WORLDWIDE WIRELESS NETWORKS FILES DISCLOSURE STATEMENT

ORANGE, CA - MONDAY, OCTOBER 14, 2003 - Worldwide Wireless Networks Inc. (OTC
BB: WWWN), provides an update on the progress of the Chapter 11 Bankruptcy
Filing.

As previously announced, WWWN filed for Chapter 11 Bankruptcy on September 11, 2002. The case number is SA 02-17020 JB. The filing occurred with the U.S. Bankruptcy Court located at 411 West Fourth St., Santa Ana, California 92701-8000.

On October 16, 2002, the Court approved the sale of the operating assets of WWWN. On October 18, 2002, WWWN concluded the sale of all its operating assets for a cash amount of $550,000.

After the sale of the operating assets of the business, WWWN has been seeking to sell the public shell. The Creditors committee engaged the firm of Squar Milner to lead the process for the search for a buyer for the shell. With the assistance of WWWN various potential buyers were identified and negotiations were commenced with several of the parties.

After extensive search, only one party was able to make an offer that was determined to be viable. Unfortunately, that offer will extinguish any remaining equity interest for current WWWN shareholders. The offer made by ECHEX International, Inc, a California Corporation ("ECEX") to acquire the entity of Worldwide Wireless Networks through a plan of reorganization provides $100,000 in cash and approximately a 5% equity interest for current debt holders. Current shareholders will not receive any continuing interest. The proposal will still require approval from the court and debt holders. It is estimated that the transaction, if approved, could be completed within four to six months.

Upon completion of the acquisition, the equity interest of WWWN will be restructured as follows:
     a) The current common stock of WWWN shall be cancelled and extinguished without recourse.
     b) All options, warrants, stock plan rights and conversion rights of any kind, including without limitation any convertible debt instruments will be cancelled and terminated.
     c) Any and all preferred stock of every series and the accompanying conversion rights of any kind without limitation shall be cancelled.
     d) There will be 5,270,000 shares of new common stock issued and outstanding which shall be distributed as follows: 1) 250,000 unrestricted and unlegended shares exempt from registration shall be distributed pro-rata to the general unsecured creditors of WWWN. 2) 1,020,000 unrestricted and unlegended shares exempt from registration shall be issued to new investors, management and consultants recapitalizing WWWN as ECEX International, Inc. Out of this, it is contemplated that 10,000 shares will be allocated to Squar, Milner, Rechl and Williamson, LLP and 10,000 shares will be allocated to Jerry Collazo. 3) 4,000,000 shares will be issued to the shareholders of ECHEX International, Inc. in exchange for their shares in ECHEX.

For further details, please refer to the court filings under the case number and location referred to above.

"Unfortunately, while successful in selling the public shell, we were unsuccessful in obtaining an equity interest for current shareholders." stated Mr. Jerry Collazo, President and acting CEO of Worldwide Wireless Networks. "My goal was to find an appropriate buyer for the public shell that would give WWWN shareholders an opportunity to regain some of their lost equity value. Unfortunately, no acceptable purchaser appeared with an offer that included an ongoing interest for current shareholders. I truly regret the decision that needed to be made as it is a total loss for all equity holders."

About Worldwide Wireless Networks
Worldwide Wireless Networks was a data-centric wireless communications company headquartered in Orange, California. The Company specialized in high-speed, broadband Internet access using an owned wireless network.

The statements made in this release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, market conditions, technical factors, the availability of outside capital and receipt of revenues, and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

CONTACT: FOR FURTHER INFORMATION CONTACT JERRY COLLAZO AT jcollazo@wwwn.com


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